Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-196812 on Form S-8 and Registration Statement No. 333-188153 and 333-195601 on Forms S-3 of our report dated February 4, 2015 relating to the consolidated financial statements of General Motors Company and subsidiaries (the Company) and our report dated February 4, 2015 relating to the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of General Motors Company for the year ended December 31, 2014.

/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Detroit, Michigan
February 4, 2015